Exhibit 97.1

MOVING iMAGE TECHNOLOGIES, INC.

CLAWBACK POLICY

Introduction

In accordance with the applicable rules of and the listing standards of the national securities exchange on which the Company's securities are listed, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10D-1 of the Exchange Act (“Rule 10D-1”), the Board of Directors (the “Board”) of Moving iMage Technologies, Inc. (the “Company") has adopted this Policy (the “Policy”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers.

Administration

This Policy shall be administered by the Compensation Committee of the Board (the “Administrator”).  In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

Covered Executives

This Policy applies to the Company's current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed, and such other senior executives and employees who may from time to time be deemed subject to the Policy by the Administrator ("Covered Executives").

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement), the Administrator will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

The date on which the Company is required to prepare an accounting restatement is the earlier of: (a) the date the Board concludes or reasonably should have concluded that the Company's previously issued financial statements contain a material error; and (b) the date a court, regulator, or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error.

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

●	Annual bonuses and other short- and long-term cash incentives.
●	Stock options.
●	Stock appreciation rights.
●	Restricted stock.
●	Restricted stock units.
●	Performance shares.
●	Performance units.

Financial reporting measures include:

●	Company stock price.
●	Total shareholder return.
●	Revenues.
●	Net income.
●	Earnings before interest, taxes, depreciation, and amortization (EBITDA).
●	Funds from operations.
●	Liquidity measures such as working capital or operating cash flow.
●	Return measures such as return on invested capital or return on assets.
●	Earnings measures such as earnings per share.

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Administrator.

If the Administrator cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Administrator will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

(a)	requiring reimbursement of cash Incentive Compensation previously paid;

(b)	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c)	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive to the extent permitted under Internal Revenue Code §409A;

(d)	cancelling outstanding vested or unvested equity awards; and/or

(e)	taking any other remedial and recovery action permitted by law, as determined by the Administrator.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Administrator Indemnification

Any members of the Administrator who assist in the administration of this Policy shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Administrator under applicable law or Company policy.

Interpretation

The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the "Effective Date") and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination

The Administrator may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

Other Recoupment Rights

The Administrator intends that this Policy will be applied to the fullest extent of the law. The Administrator may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Company shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Administrator in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.